EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of North Jersey Community Bancorp, Inc. on Form S-1 of our report dated November 21, 2012 on the consolidated financial statements of North Jersey Community Bancorp, Inc. and to the reference to us under the heading “Experts” in the prospectus.

/s/ Crowe Horwath LLP

Livingston, New Jersey

November 21, 2012